Wyoming
Secretary of State

Wyoming Secretary of State
Herschler Bldg East, Ste.100 & 101

Cheyenne, WY 82002-0020
Ph. 307-777-7311

For Office Use Only
WY Secretary of State
FILED: Oct 28 2025 9:33AM
Original ID: 2025-001801569

Profit Corporation
Articles of Incorporation

I. The name of the profit corporation is:
Tejascore Techsystems Inc

II. The name and physical address of the registered agent of the profit corporation is:
Registered Agents Inc
30 N Gould St Ste R
Sheridan, WY 82801

III. The mailing address of the profit corporation is:
30 N Gould St Ste R
Sheridan, WY 82801

IV. The principal office address of the profit corporation is:
30 N Gould St Ste R
Sheridan, WY 82801

V. The number, par value, and class of shares the profit corporation will have the authority to issue are:

Number of Common Shares:	750,000,000	Common Par Value:	$0.0001
Number of Preferred Shares:	0	Preferred Par Value:	$0.0000

VI. The name and address of each incorporator is as follows:
Registered Agents Inc
30 N Gould St Ste R Sheridan, WY 82801

Signature: *Robin Jones* Date: **10/28/2025**

Print Name: **Robin Jones**

Title: **Authorized Signer**

Email: **filings@registeredagentsinc.com**

Daytime Phone #: **(307) 200-2803**

STATE OF WYOMING
Office of the Secretary of State

I, CHUCK GRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF INCORPORATION

Tejascore Techsystems Inc

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **28th** day of **October**, **2025** at **9:33 AM.**

Remainder intentionally left blank.


GREAT SEAL OF THE STATE OF WYOMING
EQUAL RIGHTS

Filed Date: 10/28/2025

Secretary of State

Filed Online By:

Robin Jones

on 10/28/2025